Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-119996

PROSPECTUS SUPPLEMENT #1 TO PROSPECTUS DATED APRIL 29, 2005

TRESTLE HOLDINGS, INC.

9,300,221 shares of Common Stock

This prospectus supplement relates to the resale by the selling stockholders listed in the prospectus dated April 29, 2005 of up to 9,300,221 shares of our issued and outstanding common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

This prospectus supplement should be read in conjunction with the prospectus dated April 29, 2005, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The following table sets forth, to our knowledge, certain information as of May 5, 2005, with respect to each selling stockholder as listed below. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below. Except as specifically set forth below, following the offering, and assuming all of our common stock offered hereby has been sold, none of the selling stockholders will beneficially own one percent (1%) or more of our common stock.

		Beneficial Ownership of Common Stock after Offering
Selling Stockholder	Common Stock Registered Hereby	Number(1)	Percentage of Class
Brewer, Charles(9)	24,500	0	0.00%
Brewer, John (9)	24,500	0	0.00%

(9)
Represents shares and shares underlying warrants issued by us in December 2004 and January 2005 at $1.75 per share. We have agreed to register these shares for resale by the holder thereof at our cost and expense until the earlier of: (i) one year after the purchase, or (ii) the date on which the shares of our common stock have been sold pursuant thereto or pursuant to Rule 144 under the Act.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 5, 2005.